Exhibit 99.1

Cell Cure Neurosciences Announces Preclinical Efficacy Data Demonstrating OpRegen® Preserves Vision

Data to be Presented at Association for Research in Vision and Ophthalmology (ARVO) 2015 Annual Meeting

ALAMEDA, Calif. & JERUSALEM--(BUSINESS WIRE)--May 4, 2015--BioTime, Inc. (NYSE MKT: BTX) and its subsidiary Cell Cure Neurosciences Ltd. (Cell Cure) today announced that preclinical data demonstrating that Cell Cure’s product candidate, OpRegen®, preserved vision and retinal structure when transplanted into the leading animal model of retinal disease, will be presented at the Association for Research in Vision and Ophthalmology (ARVO) 2015 Annual Meeting taking place May 3-7, 2015, in Denver, Colorado. OpRegen® consists of animal product-free retinal pigment epithelial (RPE) cells with high purity and potency.

The preclinical study was conducted by a scientific team led by Trevor J. McGill, Ph.D., Research Assistant Professor at the Casey Eye Institute, Oregon Health and Science University. The abstract accepted for paper presentation is titled, “Long Term Efficacy of Xeno-free hESC-derived RPE Cells Following Transplantation into Royal College of Surgeons Rats.” The data that will be presented by Michael D. Andrews of the Casey Eye Institute, Oregon Health and Science University, and lead study investigator, during session 202, titled, “Retinal degeneration and disease: experimental models,” is scheduled for Monday, May 4, 2015 from 9:00 AM to 9:15 AM Mountain Time Zone. The abstract number is 1275. The presentation abstract is available online at the ARVO website at http://www.arvo.org/Online_Planner/.

Cell Cure has received regulatory clearance from the U.S. Food and Drug Administration (FDA) and the Israeli Ministry of Health to initiate a Phase I/IIa dose escalation safety and efficacy clinical study of OpRegen® for geographic atrophy (GA), the severe stage of the dry form of age-related macular degeneration (dry-AMD). Patient enrollment has started at Hadassah University Medical Center in Jerusalem, Israel. The trial consists of four cohorts and will evaluate three different dose regimens. Details of the trial are available at https://clinicaltrials.gov/. Cell Cure expects to report interim data from the cohorts in the coming months.

While treatment options exist for the wet form of AMD, which represents about 10% of the disease prevalence, there is currently no FDA-approved therapy for the dry form that occurs in approximately 90% of those afflicted with AMD. Cell Cure intends to transplant OpRegen® as a single dose into the subretinal space of patients’ eyes in order to test the safety and efficacy of the product in this leading cause of blindness.

About Age-Related Macular Degeneration

Age-related macular degeneration (AMD) is one of the major diseases of aging and is the leading eye disease responsible for visual impairment of older persons in the US, Europe and Australia. AMD affects the macula, which is the part of the retina responsible for sharp, central vision that is important for facial recognition, reading and driving. There are two forms of AMD. The dry form (dry-AMD) advances slowly and painlessly but may progress to geographic atrophy (GA) in which RPE cells and photoreceptors degenerate and are lost. Once the atrophy involves the fovea (the center of the macula), patients lose their central vision and may develop legal blindness. There are about 1.6 million new cases of dry-AMD in the US annually, and as yet there is no effective treatment for this condition. About 10% of patients with dry-AMD develop wet (or neovascular) AMD, the second main form of this disease, which usually manifests acutely and can lead to severe visual loss in a matter of weeks. Wet-AMD can be treated with currently-marketed VEGF inhibitors such as Lucentis or Eylea. However, such products typically require frequent repeated injections in the eye, and patients often continue to suffer from continued progression of the underlying dry-AMD disease process. Current estimated annual sales of VEGF inhibitors for the treatment of the wet form of AMD are estimated to be about $8 billion worldwide. The root cause of the larger problem of AMD is believed to be the dysfunction of RPE cells. One of the most exciting therapeutic approaches to dry-AMD is the transplantation of healthy, young RPE cells to support and replace the patient’s old degenerating RPE cells, which may prevent progression of the atrophy as well as the development of wet-AMD. Pluripotent stem cells, such as human embryonic stem cells (hESCs), can provide an unlimited source for the derivation of such healthy RPE cells for transplantation.

About OpRegen®

Cell Cure's OpRegen® consists of RPE cells that are produced using a proprietary process that drives the differentiation of human embryonic stem cells into high purity RPE cells. OpRegen® is also “xeno-free," meaning that no animal products were used either in the derivation and expansion of the human embryonic stem cells or in the directed differentiation process. The avoidance of the use of animal products eliminates some safety concerns. OpRegen® is formulated as a suspension of RPE cells. Preclinical studies in mice have shown that following a single subretinal injection of OpRegen® as a suspension of cells, the cells can rapidly organize into their natural monolayer structure and survive throughout the lifetime of the animal. OpRegen® will be an “off-the-shelf” allogeneic product. Unlike treatments that require multiple, frequent injections into the eye, it is expected that OpRegen® would be administered in a single procedure.

About Cell Cure Neurosciences Ltd.

Established in 2005, Cell Cure is located in Jerusalem, Israel on the campus of Hadassah Medical Center. Cell Cure's mission is to become a leading supplier of human cell-based therapies for the treatment of retinal and neural degenerative diseases. Its technology platform is based on the manufacture of diverse cell products sourced from clinical-grade (GMP-compatible) human embryonic stem cells. Its current focus is the development of retinal pigment epithelial (RPE) cells for the treatment of age-related macular degeneration. Cell Cure's major shareholders include BioTime, Inc. (NYSE MKT: BTX), HBL Hadasit Bio-Holdings Ltd., Teva Pharmaceuticals Industries Ltd., and Asterias Biotherapeutics, Inc. Additional information about Cell Cure can be found on the web at www.cellcureneurosciences.com.

About BioTime

BioTime, Inc., a pioneer in regenerative medicine, is a clinical-stage biotechnology company. BioTime and its subsidiaries are leveraging their industry-leading experience in pluripotent stem cell technology and a broad intellectual property portfolio to facilitate the development and use of cell-based therapies and gene marker-based molecular diagnostics for major diseases and degenerative conditions for which there presently are no cures. The lead clinical programs of BioTime and its subsidiaries include: OpRegen®, currently in a Phase I/IIa trial for the treatment of the dry form of age-related macular degeneration; AST-OPC1, currently in a Phase I/IIa trial for spinal cord injuries; Renevia™, currently in a pivotal trial in Europe as an injectable matrix for the engraftment of transplanted cells to treat HIV-related lipoatrophy; and PanC-Dx™ cancer diagnostics, which are completing initial clinical studies for bladder, breast, and lung cancer. AST-VAC2, a cancer vaccine, is in the pre-clinical trial stage.

BioTime’s subsidiaries include: publicly-traded Asterias Biotherapeutics, Inc. (NYSE MKT: AST), developing pluripotent stem cell-based therapies in neurology and oncology, including AST-OPC1 and AST-VAC2; Cell Cure Neurosciences Ltd., developing stem cell-based therapies for retinal and neurological disorders, including OpRegen®; OncoCyte Corporation, developing PanC-Dx™ cancer diagnostics; LifeMap Sciences, Inc., developing and marketing an integrated on-line database resource for biomedical and stem cell research; LifeMap Solutions, Inc., a subsidiary of LifeMap Sciences, developing mobile health (mHealth) products; ES Cell International Pte Ltd, which has developed cGMP compliant human embryonic stem cell lines that are being marketed by BioTime for research purposes under the ESI BIO branding program; OrthoCyte Corporation, developing therapies to treat orthopedic disorders, diseases and injuries; and ReCyte Therapeutics, Inc., developing therapies to treat a variety of cardiovascular and related ischemic disorders.

BioTime common stock is traded on the NYSE MKT under the symbol BTX. For more information, please visit www.biotimeinc.com or connect with the company on Twitter, LinkedIn, Facebook, YouTube, and Google+.

FORWARD-LOOKING STATEMENTS

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